UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 4, 2008

VISTA GOLD CORP.
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-9025	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7961 Shaffer Parkway, Suite 5, Littleton, CO		80127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (720) 981-1185

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02               Unregistered Sales of Equity Securities.

On February 6, 2008, Vista Gold Corp. (the “Company”), announced that recent exercises of outstanding warrants issued as part of the Company’s private placement of February 2006 (the “February 2006 Warrants”), which expired on February 4, 2008, resulted in proceeds to the Company of approximately US$2.9 million. An aggregate 490,175 February 2006 Warrants have been exercised during 2008 to date, including 471,375 warrants exercised on February 4, 2008, at an exercise price per warrant of US$6.00. As previously reported, upon the completion in May 2007 of the Arrangement involving the Company, Allied Nevada Gold Corp. and Carl Pescio and Janet Pescio, among other things, the number of shares to be issued in connection with the Company’s outstanding warrants was adjusted in accordance with the warrant terms, so that each of the February 2006 Warrants entitled the holder thereof to receive 1.894 common shares per warrant. Accordingly, the foregoing exercises of the February 2006 Warrants are resulting in the issuance by the Company of an aggregate 928,393 common shares during January and February 2008 of which 892,785 are to be issued pursuant to the warrant exercises of February 4, 2008.

The foregoing issuances of common shares upon warrant exercises were exempt from the registration requirements of the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. Each warrant holder is an “accredited investor” under the Act, and the securities were sold without any general solicitation by the Company.

These issuances would bring the Company’s total issued and outstanding shares to approximately 34.4 million, including the 213,503 common shares issued by the Company on January 24, 2008 to Grandcru Resources Corporation and the San Miguel Group, as previously reported in Forms 8-K filed by the Company.

Item 7.01               Regulation FD Disclosure.

On February 6, 2008, Vista Gold Corp. issued a press release furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 99.1	Press Release of Vista Gold Corp. dated February 6, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA GOLD CORP.

	By:	/s/ Gregory G. Marlier
Gregory G. Marlier
Chief Financial Officer

Date: February 7, 2008